Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of November 30, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of November 30, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $338,682)	$340,074
Cash and cash equivalents	20,790
Other assets	10,989
Other liabilities	(59,055)

Net Asset Value	$312,798

Number of outstanding shares	30,521,242

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of November 30, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of November 30, 2025
Series I
Anchor I Shares	$1	110	$10.20
Anchor II Shares	$11,760	1,156,335	$10.17
Anchor II-B Shares	$1	110	$10.20
E Shares	$2,070	202,689	$10.21
Standard A Shares	$227	22,262	$10.19
Standard B Shares	$1	110	$10.19
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$72,207	7,044,489	$10.25
Anchor II Shares	$78,238	7,649,331	$10.23
Anchor III Shares	$102,615	10,000,000	$10.26
E Shares	$43,921	4,274,290	$10.28
Standard A Shares	$1,755	171,436	$10.24
V Shares	$1	40	$25.00

Total	$312,798	30,521,242